Exhibit 99.1
Armstrong Energy, Inc. Announces Results for the
Three and Nine Months Ended September 30, 2016

•	Third quarter 2016 revenue totaled $65.4 million on 1.5 million tons sold with year-to-date revenue of $186.1 million on 4.4 million tons sold.

•	Adjusted EBITDA was $9.8 million in the third quarter and $21.3 million year-to-date.

•	Available liquidity totaled $67.1 million at September 30, 2016.
St. Louis, November 9, 2016 / PR Newswire / - Armstrong Energy, Inc. (“Armstrong” or “we”) today reported results for both the three and nine month periods ended September 30, 2016. The following table highlights the key financial metrics for the periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per ton amounts)
Tons of Coal Sold	1,523	1,930	4,361	5,935
Revenue	$65,388	$89,206	$186,141	$278,680
Adjusted EBITDA (1)	$9,760	$16,126	$21,274	$52,794
Average Sales Price per Ton	$42.94	$46.22	$42.68	$46.96
Cost of Coal Sales per Ton (2)	$34.38	$36.19	$35.70	$36.87
Adjusted EBITDA(1) per ton	$6.41	$8.36	$4.88	$8.90

1  Non-GAAP measure; please see definition and reconciliation below.
2 Excludes production royalty to related party, depreciation, depletion, and amortization;
asset retirement obligation expenses; and general and administrative costs.
Revenue from coal sales of $65.4 million and $186.1 million for the three and nine months ended September 30, 2016, respectively, are 26.7% and 33.2% lower than the comparable periods of the prior year primarily attributable to an unfavorable volume variance. The volume variance experienced for the three and nine months ended September 30, 2016 of $18.8 million and $73.9 million, respectively, is due to a decline in customer demand resulting in lower contracted amounts in the current year. In addition, we experienced an unfavorable price variance of $5.0 million and $18.6 million for the three and nine months ended September 30, 2016, respectively, driven primarily by the renewal of sales contracts at less favorable prices, as well as unfavorable transportation adjustments included as a component of the price in certain of our long-term coal supply agreements as a result of declining diesel prices.
Costs of coal sales of $52.4 million and $155.7 million for the three and nine months ended September 30, 2016, respectively, are 25.0% and 28.9% lower than the comparable periods of the prior year due to both the decrease in volume and improved operating efficiency. On a per ton basis, cost of coal sales for the three and nine months ended September 30, 2016 totaled $34.38 and $35.70, respectively, which represents a decrease of $1.81 and a decrease of $1.17 per ton, as compared to the same periods in 2015. The decrease in the cost of coal sales per ton for the three months ended September 30, 2016, as compared to the same period of 2015, is due to lower diesel fuel costs, a reduction in blasting costs at our surface operations due to a higher amount of unconsolidated overburden, and lower equipment rental and equipment repair expenses. The decrease in the cost of coal sales per ton for the nine months ended September 30, 2016, as compared to the same period of 2015, is due to the closure of our Lewis Creek underground mine in the first quarter of 2015, as this was a high cost operation due to the poor geological conditions of the mine, lower repair and maintenance costs at our underground mines, lower diesel fuel costs, and lower blasting costs at our surface operations due to a higher amount of unconsolidated overburden.

Asset impairment and restructuring charges totaled zero and $3.4 million for the three and nine month periods ended September 30, 2016, respectively, as compared to $138.7 million for the same periods of 2015. The current year charge related to certain advance royalties that could no longer be recouped. The prior year charge was primarily associated with the write-down of the carrying value of our long-lived assets to their estimated fair value.
General and administrative expenses were $3.1 million and $9.5 million for the three and nine months ended September 30, 2016, respectively, which were $0.5 million and $3.0 million lower than the comparable periods in 2015. The decrease is due primarily to lower labor and benefits expense, legal and other professional services and insurance costs.
Net loss for the three and nine months ended September 30, 2016 totaled $9.7 million and $38.2 million, respectively, as compared to net loss of $145.8 million and $160.1 million for the three and nine month periods ended September 30, 2015, respectively. Excluding the impact of the prior year asset impairment and restructuring charges, net loss increased $2.6 million for the three months ended September 30, 2016, as compared to the same period of 2015, due to a decline in gross margin quarter-over-quarter, partially offset by lower depreciation, depletion, and amortization (DD&A) and general and administrative (G&A) expenses incurred during the current year. For the nine month period, excluding the impact of the prior year asset impairment and restructuring charges, net loss increased by $16.7 million. The variance is driven by a decline in gross margin in the current year, the impairment charge recognized in the second quarter of 2016, and the refund in the second quarter of 2015 of certain previously paid Kentucky sales and use taxes, partially offset by lower DD&A and G&A expenses in the current year.
Adjusted EBITDA of $9.8 million and $21.3 million for the three and nine month periods ended September 30, 2016, respectively, are 39.5% and 59.7% lower than the comparable periods of the prior year. The decrease in Adjusted EBITDA for the three and nine months ended September 30, 2016 resulted primarily from a decline in gross margin resulting from lower sales volume and average pricing, as compared to the same periods of 2015, and the refund in the second quarter of 2015 of certain previously paid Kentucky sales and use taxes, partially offset by lower general and administrative expenses, exclusive of stock compensation expense, experienced during the current year periods.
Liquidity
The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. The 2012 Credit Facility contains certain financial covenants, and a failure to comply with the financial covenants could adversely impact the Company's available liquidity. Upon the occurrence of a Liquidity Event, at any time when borrowings are outstanding under the facility, we will be required to maintain a fixed charge coverage ratio, calculated as of the end of each calendar month for the 12 months then ended, greater than 1.0-to-1.0. A Liquidity Event is defined as the occurrence of (i) an Event of Default, as such term is defined in the 2012 Credit Agreement, or (ii) undrawn availability being less than the greater of (a) $10.0 million or (b) an amount equal to 20% of the borrowing base. As of September 30, 2016, our fixed charge coverage ratio was less than 1.0-to-1.0, which, therefore, would require us to maintain minimum availability of $10.0 million if any amounts were drawn on the 2012 Credit Facility. As of September 30, 2016 and December 31, 2015, there were no borrowings outstanding under the 2012 Credit Facility and, therefore, we were not subject to the requirements of the financial covenants included within the agreement. The calculated available borrowings under the 2012 Credit Facility totaled $14.4 million at September 30, 2016, but due to the restrictions imposed as a result of not maintaining the minimum fixed charge coverage ratio, our borrowing availability has been reduced by $10.0 million to $4.4 million. As of September 30, 2016, our total available liquidity was $67.1 million, comprised of cash on hand of $62.7 million and $4.4 million available under the 2012 Credit Facility. As a result of the decline in availability, on November 4, 2016, we provided notification to the administrative agent of our intent to terminate the 2012 Credit Facility effective November 14, 2016.
Based on our current assumptions, we believe that existing cash balances and cash generated from operations will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements in 2016.
As a result of the weak market conditions and depressed coal prices, we have undertaken steps to adequately preserve our liquidity and manage operating costs, including efficiently controlling capital expenditures. During 2015, we began initiatives to enhance our financial flexibility and reduce cash outflows in the near term, including a streamlining of our cost structure and reductions in production volumes and capital expenditures. During the second quarter of 2016, Armstrong’s board of directors authorized an exploration of strategic alternatives aimed at strengthening its balance sheet and improving its long-term capital structure. Armstrong has retained MAEVA Group, LLC as its financial adviser and Kirkland & Ellis LLP as its legal adviser to assist the board of directors and management with the strategic review process. Armstrong does not expect to comment further or update the market with any additional information on the process unless and until deemed appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

Short-term Outlook
As a result of continued weakness in the U.S. thermal coal markets, Armstrong has continued to evaluate its operations and rationalize production to meet the current demand levels, as necessary. On April 22, 2016, Worker Adjustment and Retraining Notification (WARN) Act notices were delivered to employees of one of our mining operations and related preparation plant in anticipation of closing the Parkway underground mine. During the second quarter of 2016, the decision was made to continue operating the Parkway underground mine until all economically recoverable coal was depleted and, in October 2016, the mine ultimately depleted its economically recoverable reserves and ceased production.
During the third quarter of 2016, the Company was able to secure additional coal sales for approximately 0.3 million tons for delivery in 2016 and is essentially fully priced and committed for the year at 5.9 million tons.
Capital expenditures for the nine months ended September 30, 2016 totaled $2.1 million, which is well below prior year levels, as we continue to prudently evaluate capital spending in order to preserve liquidity. For 2016, capital spending has been further reduced to be in the range of $3.5 million to $5.0 million, which will be primarily related to maintenance capital expenditures. With respect to any significant development projects, we plan to defer them to time periods beyond 2016 and will continue to evaluate the timing associated with those projects based on changes in overall coal supply and demand.
Conference Call
A conference call regarding Armstrong’s third quarter 2016 financial results will be held today at 11:00 a.m. Eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the “Investors” section of Armstrong’s website at http://www.armstrongenergyinc.com.
About Armstrong Energy, Inc.
Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls over 550 million tons of proven and probable coal reserves in Western Kentucky and currently operates five mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities, which support its mining operations.

Financial Summary
Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$65,388	$89,206	$186,141	$278,680
Costs and expenses:
Cost of coal sales, exclusive of items shown separately below	52,357	69,843	155,671	218,826
Production royalty to related party	1,866	1,980	5,206	6,034
Depreciation, depletion, and amortization	7,736	10,990	22,894	38,399
Asset retirement obligation expenses	350	756	1,019	2,340
Asset impairment and restructuring charges	—	138,679	3,381	138,679
General and administrative expenses	3,099	3,641	9,539	12,563
Operating loss	(20)	(136,683)	(11,569)	(138,161)
Other income (expense):
Interest expense, net	(8,798)	(9,203)	(25,455)	(26,450)
Other, net	(906)	154	(1,026)	4,778
Loss before income taxes	(9,724)	(145,732)	(38,050)	(159,833)
Income taxes	—	(54)	(117)	(313)
Net loss	(9,724)	(145,786)	(38,167)	(160,146)
Income attributable to non-controlling interest	—	—	—	—
Net loss attributable to common stockholders	$(9,724)	$(145,786)	$(38,167)	$(160,146)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,690	$67,617
Accounts receivable	15,182	14,270
Inventories	10,053	14,562
Prepaid and other assets	2,632	1,952
Total current assets	90,557	98,401
Property, plant, equipment, and mine development, net	242,234	261,398
Investments	2,794	3,525
Other non-current assets	14,219	17,387
Total assets	$349,804	$380,711
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,992	$22,555
Accrued and other liabilities	18,578	13,045
Current portion of capital lease obligations	775	1,943
Current maturities of long-term debt	8,619	8,402
Total current liabilities	44,964	45,945
Long-term debt, less current maturities	200,100	203,508
Long-term obligation to related party	145,141	128,809
Related party payables, net	10,366	16,413
Asset retirement obligations	14,855	13,990
Long-term portion of capital lease obligations	—	555
Other non-current liabilities	7,617	6,772
Total liabilities	423,043	415,992
Stockholders’ deficit:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,883,224 and 21,853,224 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	219	218
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	—	—
Additional paid-in-capital	238,672	238,695
Accumulated deficit	(310,501)	(272,334)
Accumulated other comprehensive loss	(1,652)	(1,883)
Armstrong Energy, Inc.’s deficit	(73,262)	(35,304)
Non-controlling interest	23	23
Total stockholders’ deficit	(73,239)	(35,281)
Total liabilities and stockholders’ deficit	$349,804	$380,711

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(38,167)	$(160,146)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash stock compensation (income) expense	(22)	224
Income from equity affiliate	(89)	(116)
Loss on partial disposal of investment in equity affiliate	320	—
Loss on disposal of property, plant and equipment	—	72
Amortization of original issue discount	711	630
Amortization of debt issuance costs	1,259	1,143
Depreciation, depletion and amortization	22,894	38,399
Asset retirement obligation expenses	1,019	2,340
Asset impairment	3,381	137,678
Non-cash activity with related party, net	10,286	13,141
Non-cash interest on long-term obligations	5,867	5,867
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(912)	485
Decrease (increase) in inventories	4,509	(2,231)
(Increase) decrease in prepaid and other assets	(680)	899
Increase in other non-current assets	(491)	(455)
Decrease in accounts payable and accrued and other liabilities	(5,820)	(3,187)
Increase in other non-current liabilities	844	1,193
Net cash provided by operating activities:	4,909	35,936
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(2,131)	(16,881)
Proceeds from partial disposal of investment in equity affiliate	500	—
Proceeds from disposal of fixed assets	—	475
Net cash used in investing activities	(1,631)	(16,406)
Cash Flows from Financing Activities:
Payments on capital lease obligations	(1,723)	(2,017)
Payments of long-term debt	(6,482)	(4,470)
Net cash used in financing activities	(8,205)	(6,487)
Net change in cash and cash equivalents	(4,927)	13,043
Cash and cash equivalents, at the beginning of the period	67,617	59,518
Cash and cash equivalents, at the end of the period	$62,690	$72,561

Adjusted EBITDA (Unaudited)
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable U.S. GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net loss	$(9,724)	$(145,786)	$(38,167)	$(160,146)
Depreciation, depletion, and amortization	7,736	10,990	22,894	38,399
Asset retirement obligation expenses	350	756	1,019	2,340
Non-cash production royalty to related party	1,866	1,980	5,206	6,034
Interest expense, net	8,798	9,203	25,455	26,450
Income taxes	—	54	117	313
Asset impairment charges	—	138,679	3,381	138,679
Costs incurred evaluating strategic alternatives	626	—	1,077	—
Non-cash employee benefit expense	105	167	314	501
Non-cash stock compensation expense (income)	3	83	(22)	224
Adjusted EBITDA	$9,760	$16,126	$21,274	$52,794

________________________________________________________________________________________________________________________________
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). It is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
We define “Adjusted EBITDA” as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, non-cash stock compensation expense (income), non-cash employee benefit expense, asset impairment and restructuring charges, costs incurred evaluating strategic alternatives, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.
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Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2016.

CONTACT:
Jeffrey Winnick
jwinnick@armstrongcoal.com
314-721-8202